Exhibit 99.1

Civitas Resources, Inc. Appoints Lloyd W. Helms, Jr. to Board of Directors

DENVER — February 24, 2025 — Civitas Resources, Inc. (NYSE: CIVI) (“Civitas” or the “Company”), today announced that Lloyd W. “Billy” Helms, Jr. has been appointed to the Company’s Board of Directors, effective immediately.

Civitas Board Chair Wouter van Kempen, said, “Billy is a fantastic addition to our board and brings a 40-year track record of operational and technical expertise. He has successfully led operating teams, creating sustainable efficiencies through proven operating practices that can be rapidly applied across multiple basins.”

Helms has more than 15 years of executive management experience and over 40 years of oil and gas industry experience. He most recently served at EOG Resources, Inc., where he held numerous roles of increasing responsibility, including President from October 2021 to May 2024, Chief Operating Officer from December 2017 to December 2023, Executive Vice President, Exploration and Production from August 2013 to December 2017, Executive Vice President, Operations from February 2012 to August 2013, Vice President and General Manager of the Calgary, Alberta, Canada office from March 2008 to February 2012, and Vice President, Engineering and Acquisitions from September 2006 to March 2008. Mr. Helms holds a Bachelor of Science in Petroleum Engineering from Texas Tech University.

With the appointment of Mr. Helms, Civitas’ board of directors is now comprised of 10 directors, nine of whom are independent members.

About Civitas

Civitas Resources, Inc. is an independent exploration and production company focused on the acquisition, development, and production of crude oil and liquids-rich natural gas from its premier assets in the DJ Basin in Colorado and the Permian Basin in Texas and New Mexico. Civitas’ proven business model to maximize shareholder returns is focused on four key strategic pillars: generating significant free cash flow, maintaining a premier balance sheet, returning capital to shareholders, and demonstrating ESG leadership. For more information about Civitas, please visit www.civitasresources.com.

Civitas Contacts

Investor Relations:

Brad Whitmarsh, 832.736.8909, bwhitmarsh@civiresources.com

Mae Herrington, 832.913.5444, mherrington@civiresources.com

Media:

Rich Coolidge, info@civiresources.com

Civitas Resources, Inc.